DEBT REDUCTION AGREEMENT

THIS AGREEMENT is dated as of February 13, 2007, between China Precision Steel, Inc., a Colorado corporation (the “Company”), Partner Success Holdings Limited, a British Virgin Islands Business Company (“PSHL”), and Mr. Wo Hing Li, a Hong Kong national (“Li”), on the basis of the terms and conditions set forth herein.

WHEREAS, certain amounts (the “Debt”) are owed by the Company to Li as a result of (i) advances made by Li on behalf of the Company’s subsidiaries and affiliates and (ii) certain other obligations and transactions, during each of the fiscal years ended June 30, 2003, 2004, 2005, and 2006 and continuing in fiscal year ending June 30, 2007 as set forth on Exhibit A hereto; and

WHEREAS, Li is a director of PSHL, a principal shareholder of the Company and is the Chairman of the Board of Directors of the Company and its President; and

WHEREAS, Shanghai Chengtong Precision Strip Co., Ltd. (“Chengtong”), a wholly foreign owned enterprise established under the laws of the People’s Republic of China (“PRC”), is an indirect wholly-owned subsidiary of the Company, and Shanghai Tuorong Precision Steel Co., Ltd. (“Tuorong”) is a company organized under the laws of the People’s Republic of China (“PRC”) and controlled by Li; and

WHEREAS, Li intends to contribute certain assets of Tuorong to the Company, including, but not limited to land use rights and facility construction costs (the “Tuorong Assets”), upon approval from the relevant governmental authorities in the PRC (“Approval”) for the transformation of Tuorong into a wholly foreign owned enterprise (the “Transformation”), and Approval for the transfer of certain land use rights from Tuorong to Chengtong (the “Land Transfer”); and

WHEREAS, the Company proposes to raise capital through one or more private placements of its equity securities on terms and conditions to be agreed as appropriate and consistent with market practice and in reliance upon available exemptions from the registration requirements of the U.S. Securities Act of 1933, as amended (a “Placement”); and

WHEREAS, the Company now considers it in the best interests of the Company and its shareholders to reduce such Debt as set forth herein;

NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, the Company, PSHL and Li agree as follows:

1. Subject to the terms and conditions of this Agreement, the parties agree that, as of December 31, 2006, the amount of Debt outstanding and payable to Li, subject to certain adjustments as set forth on Exhibit A hereto, was $1,798,066 (the “Conversion Amount”).

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2. The Conversion Amount shall be converted (the “Conversion”) by the Company into such number of shares (the “Shares”) of Common Stock, to be issued to Li or his designees, as shall be determined pursuant to a price per share equal to that of the Common Stock sold in a Placement (the “Purchase Price”), such Conversion to be effected contemporaneous with the closing of a Placement (the “Closing”); provided, however, that no Conversion shall be required to be effected hereunder if the aggregate amount of gross proceeds payable at Closing to the Company is less than $19,000,000.

3. At the Closing, share certificates representing the Shares shall be delivered to Li and such Shares shall be validly issued, fully paid and non-assessable.

4.  The parties agree that the fair market value of the Tuorong Assets is $8,840,990 at December 31, 2006, which amount is subject to adjustment based upon existing exchange rates between the U.S. Dollar and the Chinese Yuan.

5. The parties further agree that, upon receipt of the Approvals for the Transformation and Land Transfer, they will take all actions necessary to effect the following transactions as soon as practicable, subject to applicable law:

(i) Li shall contribute the Tuorong Assets to the Company for consideration in the amount of $8,840,990, as may be adjusted in accordance with paragraph 4 above (the “Tuorong Consideration”);

(ii) That certain dividend declared by the Board of Directors of PSHL on June 30, 2004, for the fiscal year then ended, in the amount of $3,839,607 and remaining unpaid as of the date hereof shall be rescinded (the “Dividend Rescission”) by the Board of Directors of PSHL and such amount restored to the Company’s shareholders’ equity account; and

(iii) The Tuorong Consideration, after deduction therefrom for the amount of the Dividend Rescission, shall be converted (the “Second Conversion”) into such number of shares of Common Stock, to be issued to Li or his designees, at a price per share that is the greater of (i) the Purchase Price, as defined in paragraph 2 above, and (ii) the average closing price of the Common Stock as reported on The NASDAQ Capital Market for the five (5) trading days prior to the transfer of the Tuorong Assets.

6. Upon consummation of each of Conversion and the Second Conversion as contemplated hereby, Li waives any further claim or right to, or interest in, the Conversion Amount and the amount of the Second Conversion, as the case may be, whether in equity or at law, and forever releases and discharges the Company, its subsidiaries and affiliates from any and all obligations with respect to the Conversion Amount and the amount subject to the Second Conversion, respectively. In furtherance thereof, Li agrees to enter into a Deed of Release in favor of the Company, PSHL and Chengtong, substantially in the form of Exhibit B hereto simultaneous with the execution of this Agreement.

7. The actions to be taken by the parties pursuant to this Agreement as set forth in paragraphs 2, 3, 5 and 6 are wholly conditional upon and subject to the consummation of a Placement in an aggregate amount of gross proceeds to the Company of $19,000,000.

8. Each of the parties hereto represents and warrants to each other that this Agreement has been entered into as an arm’s length transaction. The Company further represents and warrants that this Agreement has been duly authorized by the independent members of the Board of Directors and when duly executed and delivered by the Company will constitute a legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be affected by bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor’s rights generally and except for general principles of equity.

9. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

10. This Agreement constitutes the entire agreement and understanding between the parties relating to the subject matter herein and supersedes all previous written or oral negotiations, commitments and writings.

11. This Agreement may be signed in counterpart and each counterpart when taken together with the others shall evidence the entire Agreement.

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IN WITNESS THEREOF, THIS AGREEMENT is duly executed as of the date set forth above.

CHINA PRECISION STEEL, INC.	WO HING LI

By : /s/ Leada Tak Tai Li	/s/Wo Hing Li
Name: Leada Tak Tai Li	Wo Hing Li
Title: Chief Financial Officer

PARTNER SUCCESS HOLDINGS LIMITED

By: /s/ Leung Shu Keung
Name: Leung Shu Keung
Title: Director